                                                            EXHIBIT NUMBER 10.14

                               AGREEMENT TO LEASE

THIS AGREEMENT TO LEASE ("Agreement"), made this 17 day of August, 1998 by and between CHEROKEE EQUITES, LLC, a Colorado limited liability company (hereinafter referred to as "Cherokee Equities"), and Stanford Telecom Corporation, a Delaware Corporation (hereinafter referred to as "Stanford Telecom"), 1221 Crossman Avenue Sunnyvale, CA 94089-1117.

WITNESSETH, THAT:

     WHEREAS, Stanford Telecom desires to lease from Cherokee Equities and Cherokee Equities desires to construct and lease to Stanford Telecom the premises consisting of an office facility containing approximately 100,000 square feet (the "Improvements"), as described on Exhibit B, to be constructed on a site on 1500 Garden of the Gods Road in the City of Colorado Springs, County of El Paso, State of Colorado described on Exhibit A attached hereto (the "Land") (the Land and Improvements together referred to as the "Premises").

     WHEREAS, Cherokee Equities, as Landlord and Stanford Telecom, as Tenant have entered into a Lease (the "Lease") of even date hereof for the Premises; and

     WHEREAS, Cherokee Equities has agreed with Stanford Telecom to develop and construct the Improvements on the Land for use by Stanford Telecom; and

     WHEREAS, Cherokee Equities and Stanford Telecom desire to supplement the Lease with respect to certain other terms and conditions relating thereto; and

     WHEREAS, it is intended by Cherokee Equities and Stanford Telecom that the terms and provisions of this Agreement are a supplement to the Lease and are to survive, where appropriate, the completion of the Improvements and the commencement of the term of the Lease.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in consideration of Ten Dollars ($10.00) in hand paid by Cherokee Equities to Stanford Telecom, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both Stanford Telecom and Cherokee Equities, it is hereby agreed as follows:

     1. The preambles hereto are incorporated into and made a part of this Agreement

     2. Any capitalized terms utilized in this Agreement but not defined herein shall have the meaning provided in the Lease.

     3. This Agreement and the effectiveness of the Lease shall be subject to and conditioned upon:

          (a) Cherokee Equities closing on and obtaining by October 23, 1998 a general warranty deed to the Land and a survey of the Land and title insured in a manner satisfactory to Cherokee Equities in its sole discretion and with condition of title and survey acceptable to Stanford Telecom pursuant to paragraph 4(b) hereof.
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          (b)  Cherokee Equities obtaining a phase 1, Environmental Site
Assessment of the Land satisfactory to Cherokee Equities and Stanford Telecom each in its sole discretion pursuant to paragraph 5 hereof.

          (c) Satisfactory evidence to Cherokee Equities and Stanford Telecom that the Premises are properly zoned and that no governmental laws, rules or regulations are in effect which would affect Stanford Telecom's free and unencumbered right to conduct the business contemplated.

          (d) Cherokee Equities receiving assurances that all permits, licenses and approvals can be obtained from public authorities (excluding building permits) which are necessary or deemed necessary by Stanford Telecom to operate the proposed business on the Premises. Approval of the details pursuant to paragraph 6 hereof.

     Each condition, except Cherokee Equities obtaining a deed for the Premises, shall be satisfied in the sole and independent discretion of Cherokee Equities and Stanford Telecom five (5) days prior to the date on which Cherokee Equities will acquire the Land and if not raised as a written objection to the other by that time it shall thereafter be waived. Cherokee Equities shall notify Stanford Telecom by August 31, 1998 of the status of the above conditions as to Cherokee Equities and the proposed date of acquisition of the land. Cherokee Equities shall not close upon and acquire the Land prior to such closing date without the consent of Stanford Telecom. In the event a condition set out herein is not satisfied or waived, then this Agreement and the Lease shall terminate and be of no further force and effect, and the parties hereto shall have no further rights or obligation hereunder.

     4. (a) Cherokee Equities represents and warrants that it shall own fee simple title in the Premises upon the date that Stanford Telecom is put into possession of the Premises pursuant to the Lease between Cherokee Equities and Stanford Telecom; that the Premises as of the Rent Commencement Date as defined in Article 9 hereof, shall not be subject to the lien of any deed of trust, mortgage, purchase option, right of first refusal or other similar encumbering instrument having the potential of extinguishing Stanford Telecom's leasehold interest, and that Cherokee Equities will put Stanford Telecom into complete and exclusive possession of the Premises as of the Rent Commencement Date.

          (b) Cherokee Equities shall provide Stanford Telecom with a copy of the survey, as well as a copy of Cherokee Equities Title Commitment and any amendments thereto not less than twenty (20) days prior to closing on the acquisition of the Land, together with the documents referred to therein as exceptions to title ofthe Land. Stanford Telecom shall have ten (10) days after receipt of title and survey or five (5) days prior to the closing, whichever is earlier, to review said title and survey and make written objections to Cherokee Equities of any matter contained therein.

     Irrespective of the representations, warranties and obligations of Cherokee Equities contained herein relating to the survey and title, Stanford Telecom may not object to matters affecting title to the Premises disclosed on said title commitment or survey and not raised by Stanford Telecom as written objections to title as permitted herein.

     5. (a) Cherokee Equities will conduct or cause to be conducted a due diligence phase I Environmental Site Assessment (ESA) of the Premises and provide a report of findings for review by Stanford Telecom. The primary purpose of the ESA will be to evaluate the potential presence of contamination on the Premises from current or historical uses within the land or contamination impacts to properties in the vicinity of the Land that could potentially impact the Land. At the minimum, the assessment report will address ownership of the Land, describe and
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characterize the Land, provide history and description of surrounding land uses, sensitive receptors within a 1,000 foot radius of the Land, regulatory issues and references consulted, including interviews with personnel.

          (b) Following a review of the Phase I ESA findings by Stanford Telecom, additional environmental investigation(s) may be necessary to satisfy Stanford Telecom of the actual environmental conditions. Stanford Telecom will provide Cherokee Equities with written notice of its objections to the Phase I ESA and its concerns (if any) within ten (10) days after receipt of the Phase I ESA or five (5) days prior to the closing, whichever is earlier, and direct, before proceeding to purchase and improve the Land, that a due diligence Phase II ESA be accomplished. Approval of the Phase II ESA shall be in the same manner. Stanford Telecom shall approve the environmental condition of the Land as a condition precedent to the obligation of Cherokee Equities to purchase the Land and proceed with the construction of the improvements described herein. If Stanford Telecom has not objected to the environmental condition of the Land, or requested additional environmental testing in writing prior to the date specified above, it shall be deemed to have approved the environmental condition of the Land. The approval of the environmental condition of the Land by Stanford Telecom or by Cherokee Equities shall not constitute any agreement on behalf of Stanford Telecom or Cherokee Equities to the other with respect to the remediation of any contamination within, on or under the Land present on or before the acquisition of the Land by Cherokee Equities.

          (c) Cherokee Equities warrants and represents that any use, storage or transportation of any Regulated Substance that occurs in or on the Premises during the time period commencing at the acquisition of the Land by Cherokee Equities and ending at the commencement of the term of the Lease (except by Stanford Telecom, its agents, employees and fixturing contractors) shall be in compliance with all applicable Environmental Laws. Cherokee Equities additionally agrees that it shall take all reasonable measures to avoid any such release, leak, discharge, spill, disposal or emission of any Regulated Substance in, on or from the Premises during said period (collectively referred to herein as "Discharge") and shall promptly, diligently and expeditiously perform any containment removal or remediation ("cure") of any Discharge in compliance with the requirements of environmental laws. If a material Discharge does occur that is not cured, Stanford Telecom shall have the right to terminate the Lease.

          (d) If Stanford Telecom objects to Environmental Condition of Land the Lease shall be terminated and the parties hereto shall have no further rights hereunder.

     6. (a) Preliminary plans, elevations and a description of the work to complete the improvements are attached as Exhibit C hereto and are approved by Cherokee Equities, its contractor FCC Construction, Inc. and Stanford Telecom. Cherokee Equities agrees that within (10) days after the date of this Agreement to Lease, subject to force majeure, Cherokee Equities shall submit to Stanford Telecom, for Stanford Telecom's approval, final detailed plans and detailed specifications ("the Details"). The Details shall be consistent with Exhibit C and shall include working drawings and design analysis. If, within ten (10) days after Stanford Telecom receives the Details, Stanford Telecom has not given written notice of any comments thereon to Cherokee Equities, then such complete set of the Details shall be deemed approved by Stanford Telecom. If, within ten
(10) days after Stanford Telecom shall have received such Details, Stanford Telecom shall give Cherokee Equities notice of comments thereon, Cherokee Equities shall revise the Details in accordance with said comments and resubmit the Details, as so revised, to Stanford Telecom for approval within twenty (20) days after receipt of Stanford Telecom's notice of comments. If, within five (5) days, after Stanford Telecom shall have received such revisions, Stanford Telecom has not given written objection to such revisions, such shall be
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deemed approved by Stanford Telecom. Approval or deemed approval of the Details by Stanford Telecom shall indicate approval of the facility and its features by Stanford Telecom but shall not constitute a waiver or acceptance by Stanford Telecom of any defect therein or in the structural or engineering design set forth in the Details, the approval of errors therein, or the compliance of said Details with applicable laws or regulations, nor shall it be deemed the representation or acknowledgment by Stanford Telecom of any warranty of workmanship or materials.

          (b) Any time after the date hereof and after the Details shall be approved by Stanford Telecom, and prior to completion of construction, Stanford Telecom may give written notice to Cherokee Equities of changes it desires in Exhibit C or in the Details. Changes which do not affect the structure, add to the cost of construction, do not delay the completion of construction work or achieving Substantial Completion shall not require the approval of Cherokee Equities; changes which do affect the structure, cost or which delay the completion of construction work or achieving Substantial Completion shall require the approval of Cherokee Equities, which approval Cherokee Equities agrees it will not unreasonably delay or withhold. Upon receipt of such notice from Stanford Telecom of any changes that affect the structure, cost or delay the completion of construction work or achieving Substantial Completion, Cherokee Equities shall notify Stanford Telecom of the estimate of cost and/or delay of said change in writing. Stanford Telecom shall notify Cherokee Equities of its approval or disapproval of the proposed change and/or delay in writing within three (3) business days of receipt of notice of the Estimated Cost and/or Delay. The additional cost of any change shall be bome by Stanford Telecom at the actual cost of the change plus ten percent (10%) overhead and five percent (5%) profit. Unless approved in writing by Stanford Telecom within said three
(3) business-day period, the change will not be implemented. The work necessary to construct the Improvements in accordance with the Details, as the same may be revised and changed as aforesaid, shall be known as "Cherokee Equities Work" or the "Work".

          (c) If Stanford Telecom shall give notice to Cherokee Equities that extensive changes to the details have been involved, Cherokee Equities will furnish "as built" drawings. Upon completion of construction Cherokee Equities shall furnish photographs and operating instructions and all third party warranties.

          (d) Prior to the commencement of Cherokee Equities Work, Cherokee Equities shall submit to Stanford Telecom for its approval a construction schedule, and on or before the tenth (10th) day of each month during Cherokee Equities Work, Cherokee Equities shall submit to Stanford Telecom a revised construction schedule. Receipt of such schedule(s) by Stanford Telecom shall not excuse any delay(s) indicated or reflected therein or waive any rights of Cherokee Equities or Stanford Telecom with respect thereto.

          (e) No employee or agent of Stanford Telecom other than Ernie Dickens or Kathv Zehringer or a representative designated in writing by one of them for this purpose, has any authority to approve any plans or specifications or approve any changes in plans or specifications, and any approval by any other person shall not be binding upon Stanford Telecom unless such approval shall be in writing.

          (f) Cherokee Equities has proposed and Stanford Telecom has agreed to a fixed Base Rent under the Lease based upon the preliminary plans, elevations and description of the Work as set out in Exhibit C to this Agreement to Lease and the allowances established on Exhibit D hereto for certain elements of the Work. The project costs include allowances for the items listed on Exhibit D. In the event the actual items of the cost of the Work shall vary upward or downward from the anticipated cost of the Work on account of changes made by Stanford Telecom to the preliminary plans, elevations and description of the Work (Exhibit C), or in the approval of the Details, or the actual cost of allowance
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items is more or less than the allowance amounts shown in Exhibit D, then
Cherokee Equities and Stanford Telecom agree to modify upward or downward as appropriate the Base Rent figures established in the Lease in a manner consistent with Section 6.(b) above, and to amend the Lease to provide for the revised and adjusted rent as established herein.

          (g) Cherokee Equities has agreed that the area of Stanford Telecom's building, measured from exterior walls shall be not less than 100,000 square feet. In the event the area of the building is less than 100,000 square feet, the initial Base Rent as provided in the Lease, shall be reduced at the rate of seven dollars and seventeen cents ($7.17) for each square foot less than 100,000 square foot of area with the similar adjustment in reduction being made to the rental rate increases in the Lease.

          (h) Promptly upon execution hereof, Cherokee Equities shall enter into a written construction contract or design/build agreement with FCC Construction, Inc. (the "Contractor") (the "Construction Contract") for the construction of the Improvements. Such contract shall provide for a warranty from the Contractor (i) covering any defects due to faulty materials or workmanship which appear within a period of one (1) year from the date of substantial completion of construction of the Improvements, (ii) covering latent structural defects due to faulty materials or workmanship which appear within a period of ten (10) years from the date of substantial completion of construction of the Improvements; and (iii) shall also provide that Stanford Telecom is the third-party baneficiary of any and all warranties received from materials and equipment suppliers furnishing materials and equipment for the construction. Cherokee Equities shall cause Contractor to obtain and provide warranties from materials and equipment suppliers that are no less favorable to Stanford Telecom than the most favorable warranties of substantially similar equipment or materials obtained by Contractor from such suppliers at the relevant time or times, provided Contractor shall have no obligation to purchase such warranties or extended warranties except as provided in the Details. Cherokee Equities shall provide Stanford Telecom with a list, and copies, of all warranties for the building and systems at the commencement of the term of the Lease. Such warranties shall be normal and customary warranties. Repairs made by or for Cherokee Equities pursuant to the warranties from the Contractor shall be performed and paid for such that no liens or encumbrances shall result therefrom. Cherokee Equities shall indemnify Stanford Telecom from and against injury to persons including death and damage to property of others (specifically excluding from this indemnity the property and employees of Stanford Telecom and entities affiliated with Stanford Telecom) to the extent resulting from or arising out of structural defects due to faulty materials or workmanship for which warranty is provided herein. In the event of a default or failure by Cherokee Equities' Contractor to perform the one (1) year warranty for faulty materials or workmanship or the five (5) year warranty for mechanical defects due to faulty materials or workmanship, Cherokee Equities shall be obligated to remedy such defect.

     7. Construction of Cherokee Equities Work shall be done by or on behalf of Cherokee Equities in a good and workmanlike manner prosecuted to completion with due diligence and performed in accordance with all applicable laws, ordinances, rules, regulations and requirements of all governmental authorities having jurisdiction over the Premises including, but not limited to, the Americans with Disabilities Act. Before commencing any work, Cherokee Equities shall obtain, or cause to be obtained, workers' compensation insurance covering all persons employed in connection with Cherokee Equities Work and with respect to whom death or bodily injury claims could be asserted against Cherokee Equities and/or Stanford Telecom, and general liability insurance insuring Cherokee Equities and Stanford Telecom against any liability that may be incurred as a result of any of Cherokee Equities Work in, to or upon the Premises. A certificate of insurance shall be delivered to Stanford Telecom upon written request. Cherokee Equities shall discharge all liens filed against the Premises arising out of Cherokee Equities Work, and shall indemnify Stanford Telecom against any loss, cost or
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expense arising on account of or in connection with the actual performance of
Cherokee Equities Work or mechanic's liens. Cherokee Equities shall procure and pay for all permits, licenses and authorizations required in connection with the construction of the Improvements. Upon completion of the Improvements, Cherokee Equities shall furnish Stanford Telecom with evidence that the Improvements are free from all mechanics' and materialman's liens, which shall be in the form of lien waivers from all contractors, subcontractors, suppliers and materialman performing such construction work, or the furnishing of a bond as provided by law if such liens are filed.

     8. (a) "Substantial Completion" shall mean the date of completion of construction of the work in such fashion, excluding issuance of a permanent certificate of occupancy, as to enable Stanford Telecom, upon performance of any work to be done by Stanford Telecom and the installation of its equipment, fixtures and inventory, to open its office for business in a normal manner, but not necessarily including completion or correction of all normal "punch list" items as certified by Cherokee Equities architect or other qualified representative. Cherokee Equities shall keep Stanford Telecom informed from time to time in writing of the anticipated date of Substantial Completion of the Improvements. Stanford Telecom may, at its expense, retain an independent architect who shall from time to time visit the Improvements and become familiar with the Details.

     Such architect shall have the right to inspect the site on the date Cherokee Equities architect or other qualified representative intends to certify such Substantial Completion. Upon Substantial Completion, Cherokee Equities, as Landlord, and Stanford Telecom, as Tenant, shall execute and deliver an amendment to the Lease for the Premises to make any changes to the Base Rent under paragraph 6 hereof to reflect Stanford Telecom requested changes, any adjustment on account of allowance items or the rent reduction applicable if the final size of Tenant's Building is less than 100,000 square feet.

          (b) Within thirty (30) days after Substantial Completion, Stanford Telecom shall issue to Cherokee Equities Stanford Telecom's written "punch list" of particulars in which the Improvements are not in accordance with the Details (the "Punch List"), and Cherokee Equities shall diligently and expeditiously materially satisfy each item on the Punch List. Cherokee Equities shall complete the Punch List to Stanford Telecom's reasonable satisfaction within thirty (30) days after its issuance or such additional time as reasonably is necessary to complete such Punch List items provided that Cherokee Equities is proceeding with due diligence. Except for completion of the Punch List items, and except for the warranties contained herein, Stanford Telecom accepts the Premises in its as-is condition.

          (c) Stanford Telecom's architect and Cherokee Equities architect or other qualified representative shall concur in the determination of Substantial Completion and if unable to do so a third architect shall be retained to make the determination and if Substantial Completion has not been achieved the requirements therefor. This independent architect shall be either agreeable to the parties or if the parties do not agree, selected by the president of the local association of architects. The charges for the third architect shall be paid by the party whose determination of Substantial Completion differs from the determination of the independent architect.

     9. The Term of the Lease shall commence on the "Rent Commencement Date," which shall occur on the earlier of the following events:

          (a) The date on which Stanford Telecom shall have received a certificate of occupancy for the Premises, if required, executed by appropriate public authority, together with all permits and authorizations permitting lawful occupancy of the Premises from the City of Colorado

Springs; provided, however, that all of the work has reached Substantial Completion as agreed and consented to by Stanford Telecom's architect, if any, and if no certificate of occupancy is required, upon Substantial Completion; or

          (b) The date Stanford Telecom shall have commenced using the Premises but no earlier than Substantial Completion; or

          (c) 10 days after Substantial Completion, if any delay in attaining the Certificate of Occupancy is a result of Stanford Telecom's actions, inactions, or work.

     10. At its own risk and expense, Stanford Telecom shall have the right, prior to and during progress of construction, from time to time, to enter upon the Premises in order to install its furniture, fixtures, appliances and equipment and for purposes incidental thereto including, but not limited to, installation of telephone, computer and other communication lines, without obligation to pay any sum of money as rent or for use and occupation prior to the date set out therefor herein; provided. however, that Stanford Telecom shall have given Cherokee Equities at least two (2) days prior written notice of such entry and such entry shall not unreasonably interfere with nor damage the construction of the Improvements on the Premises by Cherokee Equities; and provided, further, that, prior to such entry, Stanford Telecom shall cause Cherokee Equities and its contractor to be named as additional insureds on liability insurance to be maintained by Stanford Telecom at its own expense with such coverages, limits of liability, term, and carriers as Cherokee Equities shall reasonably require. Stanford Telecom shall provide evidence of such coverage to Cherokee Equities and will also provide evidence workers' compensation insurance in statutory limits and employer's liability with limits of liability of $500,000.00.

     11. (a) Cherokee Equities shall, as soon as practicable, but not later than ten (10) business days following acquisition of the land by Cherokee Equities (unless such date is extended pursuant to force majeure as deemed herein), commence (either by actual construction or by engineering design work preparatory thereto) and thereafter diligently prosecute to completion construction of the Improvements, in a good and workmanlike manner and in accordance with the Details.

          (b) Cherokee Equities shall obtain Substantial Completion on or before May 15, 1999, subject to force majeure. If Substantial Completion does not occur on or before May 15, 1999, subject to force majeure, Cherokee Equities shall be liable to Stanford Telecom for liquidated damages in the amount of five hundred dollars ($500.00) per calendar day as Stanford Telecom 's sole and exclusive remedy on account of such failure to obtain Substantial Completion. In addition, if Substantial Completion does not occur on or before June 15, 1999, subject to force maieure, Cherokee Equities shall be liable to Stanford Telecom for liquidated damages in the amount of one thousand dollars ($1,000.00) per calendar day after June 15, 1999, as Stanford Telecom 's sole and exclusive remedy on account of such failure to obtain Substantial Completion. In addition, if Substantial Completion does not occur on or before August 15, 1999, subject to force majeure, at Stanford Telecom's sole option, by notice in writing to Cherokee Equities within ten (10) days, Stanford Telecom shall have the option to cancel the lease in which event the parties shall be relieved from all further obligations under the lease and premises.

     12.  (a)   The time for performance as provided herein shall be extended for the number of days equal to such delays caused by an event of "force majeure," as hereinafter defined.

          (b) "Force majeure" shall mean events beyond the control of Cherokee Equities, including, without limitation, fire, flood, tornado, or earthquake, war, riot, insurrection, strike, lockout, boycott or embargo, changes ordered by Stanford Telecom to the Improvements which result in delays, acts of God, unavoidable casualties, labor disputes, and unusual delays in transportation, unavailability of materials, adverse weather conditions not reasonably anticipatable, delays caused by concealed conditions, delays caused by Stanford Telecom, its employees, agents, or separate contractors, any delay in execution of this Agreement to Lease beyond August 18, 1998, delay beyond October 30, 1998, in securing final unappealable zoning and platting for the land necessary for the proposed Improvements, delay not caused by Cherokee Equities beyond October 30, 1998, in Closing Cherokee Equities purchase of the Land, delay beyond November 6, 1998, in the issuance of a final and complete building permit, provided that Cherokee Equities or its agents or representatives diligently and in good faith attempt to make filings for such preliminary and final building permits as promptly as practicable after approval of the details and that any submittal therefor required to be made by Cherokee Equities has been made in proper form, delays in the issuance of any other permits, authorizations, certificates, or approvals required to commence construction of Cherokee Equities Work, provided that any submittal therefor required to be made by Cherokee Equities has been made as promptly as practicable and in proper form, or any other cause beyond Cherokee Equities' reasonable control, which is similar to the foregoing.

          (c) Except for events of force majeure occurring as the result of delay in the execution of this Agreement to Lease, rezoning the land, in Closing on the purchase of the Land, and issuance of permits beyond the dates established therefor in subparagraph (b) above for which notice shall not be required, any party who asserts the occurrence of force majeure shall give Stanford Telecom written notice within ten (10) working days after the commencement of a delay caused by an event of force majeure, and any party making claim therefor shall give a supplemental notice of the period of time such delay caused by an event of force majeure is expected to last, otherwise any right of claim therefor shall be deemed waived. The parties hereto shall take all reasonable actions to assure resumption of normal performance under this Agreement to Lease as soon as possible after the end of the force majeure event.

     13. It is expressly recognized that Cherokee Equities may or may not cause to be prepared following completion of construction an "as built" survey of the Premises, and that if such a survey were to be prepared, minor variations in measurements might be evidenced from the dimensions shown on Exhibit B due to topographic or construction variables. Stanford Telecom 's failure to request that such an "as built" survey be prepared, or to reasonably object to minor dimension deviations between the Premises as built and Exhibit B shall in no way invalidate Exhibit B or constitute a waiver by Stanford Telecom of its rights under this Paragraph 13, but rather Exhibit B shall ipso facto be amended to incorporate such minor dimension deviations therein.

     14. Cherokee Equities agrees that on the Rent Commencement Date the Premises shall be connected to the electric and gas lines serving the municipality wherein the Premises are located and to the water and sewer systems of such municipality. Cherokee Equities agrees that on the Rent Commencement Date (i) all such water, electricity and gas shall be in such amounts per unit of time as shall be required by the Details (including, without limitation, sufficient water for air conditioning) and (ii) all such sewerage disposal facilities shall be of such capacity as shall be required by the Details. If for any reason the Premises cannot be connected to such municipality's water and/or sewer systems on the Rent Commencement Date, Cherokee Equities shall then provide water and/or sewer systems which (i) shall be of such capacity as shall be required by the Details, (ii) shall be subject to the prior written approval of Stanford Telecom which shall not be unreasonably withheld, delayed, or conditioned and (iii) shall meet the requirements of all public authorities having jurisdiction with respect thereto. Cherokee Equities shall not take, or permit any person claiming under Cherokee Equities to take, any action which shall unreasonably interrupt, or interfere with, any electric, gas, water, sewerage or telephone service to the Premises. Stanford Telecom agrees to save Cherokee Equities harmless from, and indemnify Cherokee Equities against, all charges for utilities services consumed in the Premises from the Rent Commencement Date until expiration of the term or any holding over thereafter.

     15. The provisions of this Agreement are a supplement to the Lease and shall survive Stanford Telecom's entering into possession upon the commencement of the Lease Term for the periods of time herein contemplated by the separate covenants and agreements. The Lease and this Agreement are expressly made contingent each on the other and shall constitute the reciprocal obligations of the parties. In the event of any inconsistency between the provisions of this Agreement and the provisions of said Lease, the provisions of this Agreement shall control and be intended to be the understanding of the parties hereto.

     16. Any notice or demand which either party hereto either is required to or may desire to serve upon the other, must be in writing, and shall be sufficiently served if (i) personally delivered, (ii) sent by registered or certified mail, postage prepaid, or (iii) sent by recognized commercial overnight carrier, and addressed, in the instance of Cherokee Equities, to:

          Cherokee Equities, LLC
          Attn: David Allen Phillips
          5260 Mark Dabling Blvd.
          Colorado Springs, CO 80918

          with a copy to:

          Sparks Dis, P.C.
          Attn: Mr. Chris Brandt
          128 S. Tejon, Suite 304
          Colorado Springs, CO 80903


in the instance of Stanford Telecom, to:

          Stanford Telecom Corporation
          5009 Centennial Blvd.
          Colorado Springs, CO 80919
          Attention: Kathryn A. Zehringer

          with a copy to:

          Stanford Telecom Corporation
          Attn:  Mr. David Morrison,
                 Vice President of Administration
          1221 Crossman Avenue
          Sunnyvale, CA 94089-1117

or any other address which Stanford Telecom may be notified of in writing by Cherokee Equities, and or such other address which Cherokee Equities may be notified in writing by Stanford Telecom.

     Such notice shall be deemed to have been served on the day of the time of the mailing thereof or upon receipt in the event of personal service or on the day of delivery to the overnight courier; provided, however, that should such notice pertain to the change of address to either of the parties hereto, such notice shall be deemed to have been served upon receipt thereof by the party to whom such notice is given.

     17. If any term or provision of this Agreement shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby, but each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law. This Agreement shall be construed and enforced in accordance with the laws of the State in which the Premises is located.

     18. Each party shall pay the other party's reasonable legal costs and attorney's fees incurred if such party prevails in litigation or arbitration enforcing any covenants, terms or conditions of this Ayeement.

     l 9. Cherokee Equities and Stanford Telecom, and the persons signing for them, each represent that the execution and delivery of this Agreement, the Lease and the performance of all of the covenants and agreements contained herein and therein, have been duly authorized, ratified and confirmed by all necessary corporate action on the part of each of said parties, and that said parties are validly existing and in good standing.

     20. This Agreement and the Lease between the parties hereto with respect to the Premises represent the entire agreement between the parties hereto and no modification of this Agreement or the Lease, and no waiver of the terms of either of said instruments, shall be effective unless made in writing and duly executed by the parties hereto.

     21. The covenants and agreements herein contained shall bind and inure to the benefit of Cherokee Equities, its successors and assigns, and Stanford Telecom, its permitted successors and assigns.

     22. In the event of a conflict between the terms of this Agreement to Lease and the Lease, this Agreement to Lease will prevail.


     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the day and year first above written.


WITNESS:   CHEROKEE EQUITIES, LLC


By:
Name:
Its:

WITNESS:   STANFORD TELECOM CORPORATION


By: